NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer & Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL CORPORATION ANNOUNCES THIRD QUARTER 2012 RESULTS

•         Acquisitions and business strategies drive Company to record product volumes

•         Revenue down slightly due to foreign exchange impacts

•         Strong balance sheet and net operating cash flow

•         Solid earnings despite challenging environment

October 30, 2012

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $180.9 million for the third quarter of 2012, compared to third quarter 2011 net sales of $182.3 million. Earnings per diluted share were $0.80 for the third quarter of 2012, compared to earnings per diluted share of $1.03 for the third quarter of 2011 or $0.81 excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate of $0.22 per diluted share. The third quarter of 2012 includes certain uncommon expenses totaling $0.05 per diluted share largely consisting of severance and Brand launch costs. In addition, changes in foreign exchange rates negatively impacted the third quarter net sales by $10.6 million, or 6%, and net income by $0.04 per diluted share.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are very pleased to announce record product volumes, solid earnings and strong cash flow again this quarter. The global markets remain challenging for us and we are being negatively impacted by a stronger dollar and weaker demand in several geographical areas such as Europe, China, Brazil and India. Despite these headwinds, we delivered record product volumes this quarter by continuing to grow through additional new business and our recent acquisitions.”

Mr. Barry continued, “As we look to the fourth quarter, we expect the challenging global economic environment to continue as well as some negative seasonality impacts around the holidays at year end. However, we remain committed to delivering good results through the execution of our business strategies. Overall, our expectations and guidance have not changed for our full year results and we expect 2012 to be another good year for Quaker.”

Mr. Barry also noted, “With our strong balance sheet, we are able to continue actively pursuing acquisitions consistent with our third quarter acquisition of NP Coil Dexter, closed in July. This is the fifth acquisition we have made during the past two years as we continue to add new adjacent product lines which we can leverage on our global platform. In addition, we launched a revised Brand for Quaker. Building on our 94-year history, we are committed to take the Company to the next level. Our revitalized Brand highlights this commitment by more clearly communicating our competitive advantage: formulating products and service solutions for our customers through the innovation, expertise and experience of our people.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Third Quarter 2012 Summary

Net sales for the third quarter of 2012 were $180.9 million, a decrease of less than 1% from $182.3 million in the third quarter of 2011. Foreign exchange rate translation decreased revenues by approximately 6%, which more than offset increases due to product volumes of approximately 5%, including acquisitions.

Gross profit decreased by approximately $0.4 million, or less than 1%, from the third quarter of 2011. The third quarter of 2012 gross margin increased slightly to 32.7% from 32.6% for the third quarter of 2011. The decrease in gross profit is consistent with the decrease in net sales noted above.

Selling, general and administrative expenses (“SG&A”) increased approximately $1.3 million compared to the third quarter of 2011, primarily related to acquisitions and higher selling, inflationary and other labor related costs which were partially offset by decreases due to foreign exchange rate translation. SG&A for the third quarter of 2012 includes certain uncommon charges totaling $0.05 per diluted share largely consisting of severance and related items and costs related to the Company’s new Brand launch. As a result, the third quarter of 2012 SG&A, as a percentage of sales, increased to 23.9% compared to 23.0% for the third quarter of 2011.

The decrease in interest expense was due to lower average borrowings, partially offset by increases related to the accretion of certain acquisition-related liabilities.

The decrease in other income in the third quarter of 2012 was primarily due to a $2.7 million, or $0.22 per diluted share, non-cash gain recorded in the third quarter of 2011 due to the revaluation of the Company’s previously held ownership interest in its Mexican equity affiliate to its fair value, which was related to the Company’s third quarter of 2011 purchase of the remaining ownership interest in this entity.

Year-to-Date Summary

Net sales for the first nine months of 2012 were $535.4 million, an increase of 5% from $510.0 million for the first nine months of 2011. Product volumes, including acquisitions, were higher by approximately 6%, and selling price and mix increased revenues by 4%, while foreign exchange rate translation decreased revenues by approximately 5%.

Gross profit increased by approximately $13.6 million, or 8%, from the first nine months of 2011, with gross margin increasing to 33.5% from 32.5%, for the first nine months of 2011, reflecting the Company’s initiative to restore margins to more acceptable levels through price increases and the mix effects noted above.

SG&A increased by approximately $10.6 million compared to the first nine months of 2011, primarily related to acquisitions and higher selling, inflationary and other costs on increased business activity, which were partially offset by decreases due to foreign exchange rate translation. The first nine months of 2012 SG&A includes charges of $0.06 per diluted share for certain customer bankruptcies in the U.S., $0.03 per diluted share related to CFO transition costs and other certain charges of $0.05 per diluted share, noted above. SG&A, as a percentage of sales, increased to 24.3% from 23.4% for the first nine months of 2011.

The decrease in interest expense was due to lower average borrowings, partially offset by increases related to the accretion of certain acquisition-related liabilities.

Other income decreased in the first nine months of 2012 primarily due to the non-cash gain recorded in the first nine months of 2011 related to the revaluation of the Company’s previously held ownership interest in its Mexican affiliate to its fair value, as discussed above. In addition, the Company experienced higher foreign exchange losses in the first nine months of 2012 and, also, received lower third party license fees in the first nine months of 2012, primarily as a result of the prior year purchase of the remaining ownership interest in the Company’s Mexican affiliate, as discussed above.

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The Company’s year-to-date 2012 and 2011 effective tax rates of 26.9% and 27.1%, respectively, reflect decreases in reserves for uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years of approximately $0.15 and $0.14 per diluted share, respectively. The Company has experienced and expects to further experience volatility in its effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions, among other factors.

The first nine months of 2012 earnings per diluted share of $2.52 reflect an approximate $0.11 per share dilutive effect as a result of the Company’s equity offering in May of 2011.

Balance Sheet and Cash Flow Items

In the first nine months of 2012, the Company’s net cash provided by operating activities was $41.8 million, which surpasses any previous full year result. Net operating cash flow of $19.8 million was generated in the third quarter of 2012, primarily led by the Company’s third quarter net income and an improved working capital position. The Company’s consolidated leverage ratio remains strong at less than one times EBITDA. In July 2012, the Company acquired NP Coil Dexter Industries, S.r.l. for net cash consideration of approximately $2.7 million.

Non-GAAP Measures

Included in this public release is a non-GAAP financial measure of earnings per diluted share excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate. The Company believes this non-GAAP measure enhances a reader’s understanding of the financial performance of the Company, is more indicative of the future performance of the Company and facilitates a better comparison among fiscal periods. Non-GAAP results are presented for supplemental informational purposes only, and should not be considered a substitute for the financial information presented in accordance with GAAP. The following is a reconciliation between the non-GAAP (unaudited) financial measure of earnings per diluted share excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate to its most comparable GAAP measure (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings per diluted share attributable to Quaker Chemical Corporation	$0.80	$1.03	$2.52	$2.73

Non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate per diluted share	—	(0.22)	—	(0.22)

Earnings per diluted share excluding a non-cash gain on the revaluation of a previously held ownership interest in a Mexican affiliate	$0.80	$0.81	$2.52	$2.51

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Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss third quarter results is scheduled for October 31, 2012 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations Web site at http://www.quakerchem.com. You can also access the conference call by dialing 877-270-2148.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$180,923	$182,313	$535,358	$509,970

Cost of goods sold	121,797	122,827	355,801	343,984

Gross profit	59,126	59,486	179,557	165,986
%	32.7%	32.6%	33.5%	32.5%

Selling, general and administrative expenses	43,263	41,982	130,009	119,441

Operating income	15,863	17,504	49,548	46,545
%	8.8%	9.6%	9.3%	9.1%

Other income, net	322	2,740	529	4,070
Interest expense	(1,034)	(1,166)	(3,359)	(3,584)
Interest income	149	262	409	805
Income before taxes and equity in net income of associated companies	15,300	19,340	47,127	47,836

Taxes on income before equity in net income of associated companies	4,373	5,640	12,692	12,961
	10,927	13,700	34,435	34,875

Equity in net income of associated companies	257	105	612	715

Net income	11,184	13,805	35,047	35,590

Less: Net income attributable to noncontrolling interest	698	447	2,075	1,791

Net income attributable to Quaker Chemical Corporation	$10,486	$13,358	$32,972	$33,799
%	5.8%	7.3%	6.2%	6.6%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.80	$1.04	$2.54	$2.77
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.80	$1.03	$2.52	$2.73

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS

Current assets
Cash and cash equivalents	$30,172	$16,909
Accounts receivable, net	155,878	150,676
Inventories, net	76,434	74,758
Prepaid expenses and other current assets	18,576	17,206
Total current assets	281,060	259,549

Property, plant and equipment, net	84,309	82,916
Goodwill	59,461	58,152
Other intangible assets, net	33,563	31,783
Investments in associated companies	8,302	7,942
Deferred income taxes	27,855	29,823
Other assets	36,191	35,356
Total assets	$530,741	$505,521

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$576	$636
Accounts and other payables	74,277	68,125
Accrued compensation	14,390	16,987
Other current liabilities	22,812	20,901
Total current liabilities	112,055	106,649
Long-term debt	37,980	46,701
Deferred income taxes	9,319	7,094
Other non-current liabilities	86,162	89,351
Total liabilities	245,516	249,795

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,081,917 shares	13,082	12,912
Capital in excess of par value	93,845	89,725
Retained earnings	199,388	175,932
Accumulated other comprehensive loss	(30,206)	(29,820)
Total Quaker shareholders' equity	276,109	248,749
Noncontrolling interest	9,116	6,977
Total shareholders' equity	285,225	255,726
Total liabilities and equity	$530,741	$505,521

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30,
(Dollars in thousands)

	(Unaudited)
	2012	2011
Cash flows from operating activities
Net income	$35,047	$35,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,001	8,527
Amortization	2,283	1,596
Equity in undistributed earnings of associated companies, net of dividends	(428)	(136)
Deferred compensation and other, net	1,848	6,987
Stock-based compensation	2,954	2,675
Non-cash gain from purchase of equity affiliate	—	(2,718)
Gain on disposal of property, plant and equipment	(75)	(61)
Insurance settlement realized	(1,074)	(1,242)
Pension and other postretirement benefits	(1,823)	(4,099)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(1,381)	(29,390)
Inventories	(875)	(16,334)
Prepaid expenses and other current assets	(1,976)	(3,061)
Accounts payable and accrued liabilities	(1,731)	6,196
Net cash provided by operating activities	41,770	4,530

Cash flows from investing activities
Investments in property, plant and equipment	(8,757)	(8,914)
Payments related to acquisitions, net of cash acquired	(2,635)	(10,981)
Proceeds from disposition of assets	193	221
Insurance settlement received and interest earned	53	61
Change in restricted cash, net	1,021	1,181
Net cash used in investing activities	(10,125)	(18,432)

Cash flows from financing activities
Net decrease in short-term borrowings	—	(185)
Proceeds from long-term debt	—	—
Repayments of long-term debt	(9,672)	(30,613)
Dividends paid	(9,410)	(8,492)
Stock options exercised, other	(828)	629
Excess tax benefit related to stock option exercises	2,164	153
Proceeds from sale of common stock, net of related expenses	—	48,143
Distributions to noncontrolling shareholders	(30)	—
Net cash (used in) provided by financing activities	(17,776)	9,635

Effect of exchange rate changes on cash	(606)	(920)
Net increase (decrease) in cash and cash equivalents	13,263	(5,187)
Cash and cash equivalents at the beginning of the period	16,909	25,766
Cash and cash equivalents at the end of the period	$30,172	$20,579